Exhibit 21.1

SUBSIDIARIES OF

MPLX LP

Subsidiary	Jurisdiction of Organization
MPLX Operations LLC	Delaware
MPLX Pipe Line Holdings LP	Delaware
MPLX Terminal and Storage LLC	Delaware
Marathon Pipe Line LLC	Delaware
Ohio River Pipe Line LLC	Delaware